Exhibit 12.01
VALERO ENERGY CORPORATION AND SUBSIDIARIES
STATEMENTS OF COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED
CHARGES AND RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED
STOCK DIVIDENDS
(Millions of Dollars)

	Six Months
	Ended		Year Ended December 31,
	June 30,
	2008		2007		2006		2005		2004		2003
Ratio of Earnings to Fixed Charges:
Earnings:
Income from continuing operations before income tax expense, minority interest in net income of consolidated subsidiaries, distributions on preferred securities of subsidiary trusts, and income from equity investees
	$ 1,474		$ 6,743		$ 7,872		$ 5,013		$ 2,726		$ 981
Add:
Fixed charges	324		658		566		474		410		396
Amortization of capitalized interest	9		15		9		8		7		6
Distributions from equity investees	-		-		47		50		42		26
Less:
Interest capitalized	(43)		(107)		(165)		(66)		(37)		(26)
Distributions on preferred securities of subsidiary trusts	-		-		-		-		-		(17)
Minority interest in net income of
NuStar Energy L.P.	-		-		-		-		-		(2)
Total earnings	$ 1,764		$ 7,309		$ 8,329		$ 5,479		$ 3,148		$ 1,364

Fixed charges:
Interest expense, net	$ 180		$ 359		$ 212		$ 268		$ 260		$ 261
Interest capitalized	43		107		165		66		37		26
Rental expense interest factor (1)	101		192		189		140		113		92
Distributions on preferred securities of subsidiary trusts	-		-		-		-		-		17
Total fixed charges	$ 324		$ 658		$ 566		$ 474		$ 410		$ 396

Ratio of earnings to fixed charges	5.4	x	11.1	x	14.7	x	11.6	x	7.7	x	3.4	x

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends:
Total earnings	$ 1,764		$ 7,309		$ 8,329		$ 5,479		$ 3,148		$ 1,364

Total fixed charges	$ 324		$ 658		$ 566		$ 474		$ 410		$ 396
Preferred stock dividends	-		-		3		20		19		7
Total fixed charges and preferred stock dividends	$ 324		$ 658		$ 569		$ 494		$ 429		$ 403

Ratio of earnings to fixed charges and preferred stock dividends	5.4	x	11.1	x	14.6	x	11.1	x	7.3	x	3.4	x
(1)	The interest portion of rental expense represents one-third of rents, which is deemed representative of the interest portion of rental expense.